EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-74556, 33-87758, 33-87760, 333-06673, 333-45917, 333-58688 and 333-58690) of GreenPoint Financial Corp. of our report dated January 17, 2002 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 29, 2002